Exhibit 99.1

An Open Letter to Our Customers, Shareholders, and Community

With more than 38,000 customers, 360 employees, and approximately 2700 local shareholders, First Citizens Banc Corp is very much a part of our communities. Operating as Citizens Bank in Northern Ohio and Champaign Bank in Central Ohio we have been fortunate to have avoided many of the issues plaguing the financial world. We did not participate in the exotic lending products or the exotic investment products which appear to have triggered the financial downturn. What we are unable to avoid is the impact of this recession which we see descending on our customers and communities. As an integral part of the communities we serve, we believe it is important to communicate honestly and openly.

Company Results
We are pleased to report that our fourth quarter earnings before a non-cash goodwill adjustment was approximately $.22 per share. Our 2008 earnings were approximately $.56 per share before a non-cash goodwill adjustment. First Citizens Banc Corp paid a dividend for each quarter of 2008 and on February 1, 2009, will pay a dividend on its common stock of $.15 per share. In spite of the impact of this recession, in 2008 we did have cash earnings and we did pay dividends. Many banks in Ohio and across the nation will be unable to say this.

US Treasury Capital Purchase Program
We were approved for and received $23,184,000 from the Treasury as part of their Capital Purchase Program. Contrary to popular belief this was neither a bailout nor is it free. This Treasury program is being offered to strengthen healthy institutions. While we meet the regulatory requirements for being well capitalized without this program, we firmly believe that, absent knowing the extent and depth of this economic recession, it is prudent to have the additional capital and liquidity that the program offers. The objective of the CPP program is to put this money to work in our communities.

Goodwill Accounting
Since 1990 First Citizens Banc Corp has acquired five community bank partners. Accounting rules require an annual analysis of the goodwill generated by these acquisitions. Since the value of practically everything that is sold in this economic climate has diminished, so too has the value of our goodwill. We will book a goodwill write-down of approximately $43,000,000 as part of the fourth quarter results. It is important to understand that a goodwill write-down does not affect cash, cash earnings, dividends, liquidity, or regulatory capital. While a very large number - it is just a paper entry. You will find many corporation making goodwill adjustments in their fourth quarter reports.

Safety and Soundness
As with all banks we are a member of the FDIC providing $250,000 deposit insurance coverage. We are also a participant in the FDIC’s Transaction Account Guarantee Program which provides unlimited insurance coverage on non-interest bearing checking accounts. The bank recently joined the CDARS program which can provide up to $55,000,000 in deposit coverage for customers who have multiple deposit accounts that may exceed the base FDIC coverage of $250,000.

2009
We are all seeing the impact of the recession. Layoffs and slowdowns are becoming a daily occurrence. Because this affects you it affects us. We also believe this is not going to turn around quickly. Unless a customer has abandoned their business or home, our goal is to work with the customer to avoid a foreclosure or repossession. While we may not always be successful at this, our bank has been part of our communities since the 19th Century and we believe it’s important for all of us to work together to weather through this economy. As troubling as all this may appear, we must keep in mind that economic ups and downs are always temporary.

Sincerely,

James O. Miller
President and CEO